                         INDEPENDENT AUDITORS' CONSENT


     We consent to the use in this Amendment No. 2 to Registration Statement No. 33-59661 of Coram Healthcare Corporation on Form S-3 of our report dated November 17, 1993 (December 23, 1993 as to Note 17) (relating to the financial statements of T(2) Medical Inc. not presented separately herein) appearing in the Annual Report on Form 10-K of Coram Healthcare Corporation for the year ended December 31, 1995, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Atlanta, Georgia

June 3, 1996